Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF TENNECO

On April 10, 2018, Tenneco Inc., a Delaware corporation (the “Company” or “Tenneco”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among the Company, Federal-Mogul LLC, a Delaware limited liability company (“Federal-Mogul”), American Entertainment Properties Corp., a Delaware corporation (the “AEP”), and Icahn Enterprises L.P., a Delaware limited partnership (“IEP”), regarding the proposed acquisition of Federal-Mogul by the Company (the “Transaction”).

Subject to the terms and conditions of the Purchase Agreement, as consideration for the acquisition of Federal-Mogul, Tenneco will (i) pay to AEP $800 million in cash, and (ii) issue and deliver 29,444,846 shares of common stock, par value $0.01 per share, of Tenneco to AEP and/or its affiliates (the “Stock Consideration”). The Stock Consideration will be comprised of: (a) a number of shares of Class A Voting Common Stock, par value $0.01, at the closing of the Transaction (“Class A Voting Common Stock”) equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding, immediately following the closing of the Transaction, and (b) the balance in shares of newly created Class B Non-Voting Common Stock, par value $0.01 (“Class B Non-Voting Common Stock”).

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transaction and the other activities contemplated by the Purchase Agreement based on the historical financial position and results of operations of Tenneco and Federal-Mogul. The unaudited pro forma condensed combined financial information is presented as follows:

•

the unaudited pro forma condensed combined balance sheet as of June 30, 2018, prepared based on (i) the historical unaudited consolidated balance sheet of Tenneco as of June 30, 2018 and (ii) the historical unaudited consolidated balance sheet of Federal-Mogul as of June 30, 2018.

•

the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2018 prepared based on (i) the historical unaudited consolidated statement of income of Tenneco for the six months ended June 30, 2018 and (ii) the historical unaudited consolidated statement of operations of Federal-Mogul for the six months ended June 30, 2018.

•

the unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 prepared based on (i) the historical audited consolidated statement of income of Tenneco for the year ended December 31, 2017 and (ii) the historical audited consolidated statement of operations of Federal-Mogul for the year ended December 31, 2017.

The transaction will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”) with Tenneco being designated as the accounting acquirer of Federal-Mogul. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:

•	the alignment of accounting policies and financial statement classifications of Federal-Mogul to those of Tenneco;

•	application of the acquisition method of accounting in connection with the Transaction;

•

new credit facilities in connection with the Transaction consisting of term loans and a revolving credit facility, the proceeds of which will be used to finance the cash consideration portion of the purchase price and repay a portion of Tenneco’s existing senior credit facilities and certain senior facilities at Federal-Mogul;

•	issuance of the Stock Consideration in connection with the Transaction; and

•	transaction costs in connection with the Transaction and related financing.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transaction been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The accompanying unaudited pro forma condensed combined statements of income do not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles (“GAAP”), which are subject to change. Tenneco will be deemed the acquirer for accounting purposes and Federal-Mogul will be treated as the acquiree, based on a number of factors considered at the time of preparation of this filing, such as the legal form of the transaction, relative size (assets, revenues, or earnings), terms of the exchange, relative voting rights in the combined company after the business combination, etc. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Tenneco intends to complete the valuations and other studies upon completion of the Transaction and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Transaction. The assets and liabilities of Federal-Mogul have been measured based on various preliminary estimates using assumptions that Tenneco believes are reasonable, based on information that is currently available. Under the HSR Act, and other relevant laws and regulations, before the closing of the transaction, there are significant limitations regarding what Tenneco can learn about Federal-Mogul. Accordingly, the valuations are preliminary and have been made solely for the purpose of providing pro forma condensed combined financial information prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Tenneco in all material aspects. Upon completion of the Transaction, Tenneco will perform a detailed review of Federal-Mogul’s accounting policies. As a result of that review, Tenneco may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company.

Additionally, certain financial information of Federal-Mogul as presented in its historical financial statements has been reclassified to conform to the historical presentation in Tenneco’s financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information (see Note 9). Transactions between Tenneco and Federal-Mogul during the periods presented in the unaudited pro forma condensed combined financial information were not significant.

The unaudited pro forma condensed combined financial information gives effect to the Transaction, as if the Transaction had been completed on June 30, 2018 for balance sheet purposes, and January 1, 2017 for statement of income purposes. This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the separate (i) unaudited financial statements of Tenneco as of and for the six months ended June 30, 2018 and the related notes included in Tenneco’s Quarterly Report on Form 10-Q for the six months ended June 30, 2018 that Tenneco filed with the SEC on August 7, 2018, (ii) audited financial statements of Tenneco as of and for the year ended December 31, 2017 and the related notes, which have been retrospectively adjusted to give effect to a change in Tenneco’s reportable segments and the adoption of certain new accounting standards, included in this Current Report on Form 8-K, (iii) Federal-Mogul’s audited financial statements as of and for the year ended December 31, 2017 included in the Form 8-K that Tenneco filed with the SEC on June 26, 2018, and (iv) and Federal-Mogul’s unaudited financial statements as of and for the six months ended June 30, 2018 included in this Current Report on Form 8-K.

Tenneco Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2018

(in millions)

	Tenneco Inc.	(Note 9) Federal-Mogul	Pro Forma Adjustments	Note	Pro Forma Combined
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$237	$298	$96	6A	$631
Receivables, net	1,442	1,354	—		2,796
Inventories	898	1,458	187	6B	2,543
Prepayments and other	348	244	—		592

Total current assets	2,925	3,354	283		6,562
Long-term receivables, net	12	—	—		12
Goodwill	47	678	173	6D	898
Intangibles, net	21	491	259	6E	771
Deferred income taxes	215	95	—	6I	310
Investments in non-consolidated affiliates	—	312	—		312
Other	158	96	—		254
Property, plant, and equipment, net	1,625	2,472	556	6C	4,653

Total assets	$5,003	$7,498	$1,271		$13,772

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt (including current maturities of long-term debt)	$78	$130	$102	6F	$310
Accounts payable	1,813	1,138	—		2,951
Accrued taxes	42	31	—		73
Accrued interest	14	28	(3)	6G	39
Accrued liabilities	326	365	—		691
Other	125	253	—		378

Total current liabilities	2,398	1,945	99		4,442
Long-term debt	1,381	2,964	878	6G	5,223
Deferred income taxes	11	111	229	6I	351
Pension and postretirement benefits	261	996	—		1,257
Deferred credits and other liabilities	153	85	—		238
Commitments and contingencies	—	—	—		—

Total liabilities	4,204	6,101	1,206		11,511
Redeemable noncontrolling interests	38	12	—		50
Shareholders’ equity:
Common stock	1	—	—		1
Premium on common stock and other capital surplus	3,118	2,890	(1,551)	6H	4,457
Accumulated other comprehensive loss	(608)	(1,342)	1,342	6H	(608)
Accumulated deficit	(864)	(309)	274	6H	(899)
Shares held as treasury stock, at cost	(930)	—	—		(930)

Total shareholders’ equity	717	1,239	65		2,021

Noncontrolling interests	44	146	—		190

Total liabilities, redeemable noncontrolling interests and equity	$5,003	$7,498	$1,271		$13,772

Tenneco Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2018

(in millions, except for share and per share data)

	Tenneco Inc.	(Note 9) Federal-Mogul	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues
Net sales and operating revenues	$5,111	$4,186	$—		$9,297

Costs and expenses
Cost of sales (exclusive of depreciation and amortization shown below)	4,357	3,426	—		7,783
Engineering, research, and development	83	100	—		183
Selling, general, and administrative	309	308	(45)	7A	572
Depreciation and amortization of other intangibles	118	196	(48)	7B	266

	4,867	4,030	(93)		8,804
Other income (expense)
Loss on sale of receivables	(5)	(10)	—		(15)
Equity earnings of nonconsolidated affiliates	—	42	—		42
Other expense	(9)	(11)	—		(20)

	(14)	21	—		7
Earnings before interest expense, income taxes and noncontrolling interests	230	177	93		500
Interest expense	40	92	17	7C	149

Earnings before income taxes and noncontrolling interests	190	85	76		351
Income tax expense	52	28	18	7D	98

Net income	138	57	58		253

Less: net income attributable to noncontrolling interests	30	6	—		36

Net income attributable to Tenneco Inc.	$108	$51	$58		$217

Earnings per share
Weighted average shares of common stock outstanding
Basic	51,232,639	—	29,444,846	8	80,677,485
Diluted	51,546,015	—	29,444,846	8	80,990,861
Basic earnings per share of common stock	$2.12	—	—		$2.69
Diluted earnings per share of common stock	$2.10	—	—		$2.68

Tenneco Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2017

(in millions, except for share and per share data)

	Tenneco Inc.	(Note 9) Federal- Mogul	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues
Net sales and operating revenues	$9,274	$7,879	$—		$17,153

Costs and expenses
Cost of sales (exclusive of depreciation and amortization shown below)	7,809	6,426	—		14,235
Goodwill impairment charge	11	3	—		14
Engineering, research, and development	158	192	—		350
Selling, general, and administrative	636	581	—		1,217
Depreciation and amortization of other intangibles	224	398	(103)	7B	519

	8,838	7,600	(103)		16,335
Other income (expense)
Loss on sale of receivables	(5)	(15)	—		(20)
Equity earnings of nonconsolidated affiliates	—	68	—		68
Other expense	(14)	(6)	—		(20)

	(19)	47	—		28
Earnings before interest expense, income taxes and noncontrolling interests	417	326	103		846
Interest expense	73	155	28	7C	256

Earnings before income taxes and noncontrolling interests	344	171	75		590
Income tax expense (benefit)	70	(190)	26	7D	(94)

Net income	274	361	49		684

Less: net income attributable to noncontrolling interests	67	11	—		78

Net income attributable to Tenneco Inc.	$207	$350	$49		$606

Earnings per share
Weighted average shares of common stock outstanding
Basic	52,796,184	—	29,444,846	8	82,241,030
Diluted	53,026,911	—	29,444,846	8	82,471,757
Basic earnings per share of common stock	$3.93	—	—		$7.37
Diluted earnings per share of common stock	$3.91	—	—		$7.35

Note 1. Description of the Transaction

Purchase Agreement

On April 10, 2018, Tenneco entered into the Purchase Agreement by and among Tenneco, Federal-Mogul AEP and IEP, pursuant to which Tenneco will acquire Federal-Mogul.

Subject to the terms and conditions of the Purchase Agreement, as consideration for the acquisition of Federal-Mogul, Tenneco will (i) pay to AEP $800 million in cash, which is referred to as the Cash Consideration, and (ii) issue and deliver 29,444,846 shares of Common Stock, which is referred to as the Stock Consideration. The Stock Consideration issuable to AEP and/or its affiliates will be comprised of: (a) a number of shares of Class A Voting Common Stock equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding, immediately following the closing of the Transaction, and (b) the balance in shares of newly created Class B Non-Voting Common Stock.

The completion of the transaction is subject to certain customary closing conditions, including:

•

(i) the adoption of the Amended and Restated Certificate of Incorporation and (ii) the approval of the issuance of the Stock Consideration by our stockholders at the special meeting of our stockholders, which adoption and approval were obtained on September 12, 2018;

•

the absence of any outstanding order enacted, promulgated, issued, entered, amended or enforced by any governmental entity in the United States or European Union, or applicable law in the United States or European Union, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement;

•

the applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or terminated, approval will have been obtained from the Directorate General for Competition of the European Commission and all approvals, consents and consultations required to consummate the transaction pursuant to any other antitrust law in the United States and European Union will have been obtained or any applicable waiting period thereunder will have terminated or expired (all such approvals have been obtained and any such waiting periods have expired or terminated);

•	the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State for the State of Delaware; and

•

the approval for the listing of the Class A Voting Common Stock (including shares of Class A Voting Common Stock issuable upon conversion of the Class B Non-Voting Common Stock to be issued to AEP as Stock Consideration) on the NYSE, subject to official notice of issuance (which approval has been obtained).

Each party’s obligation to consummate the transaction is also subject to certain additional closing conditions, including (i) the accuracy of the other party’s representations and warranties contained in the Purchase Agreement (subject to certain materiality qualifiers) and (ii) the other party’s compliance in all material respects with its covenants and agreements contained in the Purchase Agreement.

Debt Commitment

In connection with the Transaction, the Company has entered into a debt commitment, pursuant to which JPMorgan Chase Bank, N.A. and Barclays Bank PLC have committed to provide an aggregate amount of $4.9 billion of debt financing. The debt financing will consist of a $1.7 billion Term Loan A, a $1.7 billion Term Loan B and a $1.5 billion revolving credit facility, which will finance the Cash Consideration portion of the purchase price, replace Tenneco’s existing senior credit facilities and certain senior facilities at Federal-Mogul and repay a portion of existing Tenneco and Federal-Mogul debt. The proceeds will also be used to pay the fees, expenses and costs related to the transaction. Tenneco does not expect to borrow under the revolving credit facility in connection with the transaction. The Term Loan A and revolving credit facility will mature on the fifth anniversary of closing, and the Term Loan B will mature on the seventh anniversary of closing. The new credit facilities will be secured on a senior basis by substantially all assets of Tenneco on a pari passu basis with Federal-Mogul’s existing secured notes, and will be guaranteed by certain material domestic subsidiaries. The commitment to provide financing is subject to specified limited conditions.

Note 2. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and has been derived from the audited and unaudited financial statements of Tenneco and Federal-Mogul. The financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results of operations of Tenneco.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”).

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair value estimates were determined based on preliminary discussions between Tenneco and Federal-Mogul management, due diligence efforts, and information available in public filings. The allocation of the aggregate transaction consideration used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the closing of the Transaction. The final determination of the allocation of the aggregate transaction consideration will be based on the actual tangible and intangible assets and the liabilities of Federal-Mogul at the effective time of the Transaction (see Note 5).

Federal-Mogul’s assets acquired and liabilities assumed will be recorded at their fair value at the transaction date. ASC 805 establishes that the consideration transferred shall be measured at the closing date of the transaction at the then-current market price. This particular requirement will likely result in a per share equity component that is different from the amount assumed in this unaudited pro forma condensed combined financial information. The purchase consideration for Tenneco’s acquisition of Federal-Mogul under the acquisition method will be based on the share price of Tenneco common stock on the closing date of the transaction multiplied by the Stock Consideration. The preliminary purchase price allocation assumes a Common Stock price of $45.49, the price at market close on September 21, 2018.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the transaction, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time Transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the transaction are not included in the unaudited pro forma condensed combined statement of income. For the six months ended June 30, 2018, such Transaction expenses were $45 million. For the year ended December 31, 2017, such Transaction expenses were determined not to be significant. Management has identified an additional $35 million of Transaction-related expenses, not yet incurred, primarily related to deal advisory fees. Transaction-related expenses will be further refined as more information becomes available.

Certain amounts from the historical financial statements of Federal-Mogul were reclassified to conform their presentation to that of Tenneco (see Note 9).

Note 3: Accounting Policies

Tenneco has completed a preliminary review of significant accounting policies for purposes of the unaudited pro forma condensed combined financial information. None of the differences that have been identified and quantified to date are material. Upon completion of the transaction, Tenneco will perform a detailed review of Federal-Mogul’s accounting policies. As a result of that review, Tenneco may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

Note 4: Estimated Transaction Consideration

The estimated consideration is calculated as follows (in millions, except for share data):

Tenneco shares issued for purchase of Federal-Mogul	29,444,846
Tenneco share price at September 21, 2018 market close	$45.49

Fair value of equity portion of consideration	$1,339
Cash Consideration	800
Repayment of Federal-Mogul debt and accrued interest:
Revolver	250
Term Loan C Facility	1,455
Accrued interest	3
Fair value of assumed Federal-Mogul debt:
Senior Secured Notes due 2022	499
Senior Secured Floating Rate Notes due 2024	353
Senior Secured Notes due 2024	425
Other debt	158

Total Consideration	$5,282

The estimate of consideration expected to be transferred and reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the transaction is completed. For purposes of these unaudited pro forma condensed combined financial statements, the market price of Tenneco common stock based on the September 21, 2018 market close of $45.49 was used to calculate the estimate of consideration expected to be transferred. However, the fair value of equity securities issued as the consideration transferred will be measured using the market price of Tenneco common stock on the closing date.

A 5% increase or decrease in Tenneco’s share price would result in a $67 million increase or decrease in the total consideration, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill. As the Senior Secured Debt of Federal-Mogul to be assumed by Tenneco in the transaction is denominated in Euro, a significant movement in the foreign currency exchange rate could also impact the purchase price. The actual purchase price will fluctuate until the closing of the transaction.

Note 5: Purchase Accounting Adjustments

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Tenneco in the transaction, reconciled to estimated transaction consideration (in millions):

Amounts as of Acquisition Date
Book value of net assets acquired at June 30, 2018	$1,397
Adjusted for:
Noncontrolling interests	(146)
Redeemable noncontrolling interests	(12)
Elimination of existing goodwill and intangible assets	(1,169)
Repayment and assumption of Federal-Mogul debt (1)	3,140
Repayment of accrued interest on repaid Federal-Mogul debt	3

Adjusted book value of net assets acquired	3,213
Adjustments to:
Inventories	187
Property, plant and equipment	556
Other intangible assets	750
Long-term debt	(32)
Capitalized loan costs and original issue discount (OID)	(14)
Deferred income taxes	(229)
Goodwill	851

Estimate of consideration expected to be transferred	$5,282

(1)

The debt presented on the Federal-Mogul consolidated balance sheet is net of $14 million of capitalized loan costs and OID, written off within the adjustment to capitalized loan costs and OID on the table above.

Note 6: Balance Sheet Adjustments

The following represents an explanation of the various adjustments to the unaudited pro forma condensed combined balance sheet.

A – Cash, cash equivalents and restricted cash (in millions):

Cash paid by Tenneco to AEP	$(800)
Repayment of Federal-Mogul debt (1)	(1,705)
Repayment of accrued interest on repaid Federal-Mogul debt (1)	(3)
Repayment of Tenneco debt (1)	(658)
Cash paid for financing fees (1)	(103)
Cash paid for transaction expenses (2)	(35)
Proceeds from new Tenneco debt issuance (1)	3,400

Total pro forma adjustment to cash, cash equivalents and restricted cash	$96

(1)	Refer to Note 6G.
(2)	Refer to Note 2.

B—Inventories

Represents an adjustment of $187 million to increase the carrying value of Federal-Mogul’s inventories, for the preliminary estimated fair value, which is based on the expected selling price of inventory to customers and adjusted for related costs of disposal and a reasonable profit allowance for the post-acquisition selling effort. The fair value adjustment to inventories is expected to be recognized in the combined company’s statement of income within twelve months following the consummation of the transaction.

C—Property, plant and equipment

Represents the adjustment in carrying value of Federal-Mogul’s property, plant and equipment from its recorded net book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated over the estimated useful lives, generally on a straight-line basis. The preliminary amounts assigned to property, plant and equipment are as follows (in millions):

	Estimated Life (1)	Federal-Mogul Historical Carrying Amount	Fair Value Adjustment	Estimated Fair Value
Land	N/A	$236	$122	$358
Buildings and building improvements	10-40 years	401	66	467
Machinery and equipment	3-15 years	1,549	368	1,917
Construction in progress	N/A	286	—	286

Total property, plant and equipment		$2,472	$556	$3,028

(1)	Represents preliminary estimated life of assets to be acquired.

The final determination of fair value of property, plant and equipment, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of property, plant and equipment and the purchase price allocation, which is expected to be finalized subsequent to the closing of the Transaction.

The preliminary estimate of fair value of Federal-Mogul’s property, plant and equipment was determined using a depreciated replacement cost method, which is a form of the “cost approach,” using currently available information, such as Federal-Mogul’s balance sheet and fixed asset registers. This method applies asset class specific inflationary / deflationary factors to the original capitalized cost of the assets being valued. The inflationary / deflationary factors used were derived from published sources. The estimated cost was then adjusted for physical depreciation calculated on a straight-line basis, considering the economic useful life and physical age of the assets being valued, for all asset classes.

The estimated useful lives used to calculate the physical depreciation reflect the weighted average remaining utility of each asset group based upon the relationship of preliminary value to replacement cost while considering each asset group’s estimated total economic life. The estimate of fair value and estimated useful lives is preliminary and subject to change once Tenneco has sufficient information as to the specific types, nature, age, condition, and location of Federal-Mogul’s property, plant and equipment.

D—Goodwill

Goodwill represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets net of liabilities. Goodwill acquired in the transaction is estimated to be $851 million and Federal-Mogul’s historical goodwill of $678 million is eliminated, for a net adjustment of $173 million. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded market opportunities, and other benefits that Tenneco believes will result from combining its operations with the operations of Federal-Mogul. The goodwill created in the transaction is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed (see Note 5).

E—Intangible assets

Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $750 million, which is an increase of $259 million over Federal-Mogul’s historical book value of intangibles of $491 million prior to the transaction.

Identified intangible assets expected to be acquired consist of the following (in millions):

	Estimated Life (1)	Estimated Fair Value
Technology	6-9 years	$148
Customer relationships	3-16 years	251
Trade names	Indefinite	351

Estimated fair value of identified intangible assets		$750

(1)	Represents preliminary estimated life of assets to be acquired.

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the transaction.

F—Short-term debt and current portion of long-term debt

Represents the increase in Tenneco’s outstanding short-term debt of $102 million for the issuance of debt in connection with the transaction (see Note 7C for interest expense).

G—Long-term debt (in millions):

Estimated Amounts as of Acquisition Date
New Tenneco debt issuance
Term Loan A (LIBOR plus 1.75%, due 2023)	$1,700
Term Loan B (LIBOR plus 2.75%, due 2025)	1,700
Revolver (LIBOR plus 1.75%, due 2023)	—

Total new Tenneco debt issuance	3,400
Repayment of Federal-Mogul debt (1)
Revolver (LIBOR plus 2%, due 2018)	(250)
Term Loan C (LIBOR plus 3.75%, due 2021)	(1,455)

Total repayment of Federal-Mogul debt	(1,705)
Repayment of Tenneco debt
Revolver (LIBOR plus 1.75%, due 2022)	(278)
Term Loan A (LIBOR plus 1.75%, due 2022)	(380)

Total repayment of Tenneco debt	(658)
Adjustment to fair value assumed Federal-Mogul debt	32
Removal of Federal-Mogul capitalized loan costs and OID	14
Addition of capitalized financing fees relating to new Tenneco debt	(103)
Less: current portion of new Tenneco debt issuance	(102)

Total pro forma adjustments to long-term debt	$878

(1)	In addition to the repayment of Federal-Mogul debt, $3 million of related accrued interest was repaid.

H—Total shareholders’ equity

Represents the elimination of Federal-Mogul capital, accumulated deficit, and accumulated other comprehensive loss, as well as the following adjustments to reflect the capital structure of the combined company (in millions):

Estimated Amounts as of Acquisition Date
Issuance of new Tenneco shares as Stock Consideration (1)
Common stock	$0.0
Premium on common stock and other capital surplus	1,339
Elimination of historical Federal-Mogul premium on common stock and other capital surplus (2)	(2,890)

Premium on common stock and other capital surplus	(1,551)
Elimination of historical Federal-Mogul accumulated deficit (3)	309
Estimate of transaction expenses (4)	(35)

Accumulated deficit	274
Elimination of historical Federal-Mogul accumulated other comprehensive loss (5)	1,342

Total adjustments to shareholders’ equity	$65

(1)	Represents the issuance of 29,444,846 shares of $0.01 par value common stock. (See Note 4.)
(2)	Represents the reduction to premium on common stock and other capital surplus related to the elimination of Federal-Mogul’s historical equity.
(3)	Represents the reduction to accumulated deficit related to the elimination of Federal-Mogul’s historical equity.
(4)	Refer to Note 2.
(5)	Represents the reduction to accumulated other comprehensive loss related to the elimination of Federal-Mogul’s historical equity.

I—Income taxes

For U.S. federal tax purposes, the transaction is structured to be an asset acquisition for the U.S. assets of Federal-Mogul and, principally, an acquisition of the stock of Federal-Mogul’s foreign operations. The estimate of deferred taxes was determined based on the changes in the book basis reflected in Federal-Mogul’s historical financial statements. A weighted average combined statutory rate of 24% was applied to the step-up in fair value of Federal-Mogul’s assets and liabilities, resulting in a net deferred tax liability of $229 million. The estimate of deferred income tax is preliminary and is subject to change based on Tenneco’s final determination of the assets acquired and liabilities assumed by jurisdiction and their respective fair values.

The components of the net deferred tax liabilities were as follows (in millions):

June 30, 2018
Deferred tax assets -
Assumed Federal-Mogul debt	$11

Total deferred tax assets	11
Deferred tax liabilities -
Inventories	45
Property, plant, and equipment, net	133
Intangibles, net	62

Total deferred tax liabilities	240

Net deferred tax liabilities	$229

Note 7: Statement of Income Adjustments

The following represents an explanation of the various adjustments to the unaudited pro forma condensed combined statement of income.

A—Selling, general, and administrative

Represents the elimination of $45 million of non-recurring transaction-related costs directly attributable to the Transaction.

B—Depreciation and amortization of other intangibles

Represents estimated depreciation and amortization expense related to the pro forma adjustment to property, plant, and equipment (see Note 6C) and intangible assets (see Note 6E). Pro forma depreciation and amortization has been estimated on a preliminary basis as follows (in millions):

	Six Months Ended June 30, 2018	Fiscal Year Ended December 31, 2017
Estimated depreciation for acquired property, plant and equipment	$128	$256
Estimated amortization for acquired definite-lived intangible assets	20	39
Historical Federal-Mogul depreciation expense	(171)	(340)
Historical Federal-Mogul definite-lived intangible amortization expense	(25)	(58)

Total pro forma adjustment to depreciation and amortization of other intangibles	$(48)	$(103)

The estimated depreciation expense was calculated using weighted average useful lives of 29 years for building and building improvements, 8 years for machinery and equipment, and 5 years for capitalized software.

For each $100 million increase or decrease in the fair value of building and building improvements, the annual depreciation expense would increase or decrease by $4 million. If the useful life for building and building improvements were to increase or decrease by 1 year, the annual depreciation expense will decrease or increase by less than $1 million.

For each $100 million increase or decrease in the fair value of machinery and equipment, the annual depreciation expense would increase or decrease by $12 million. If the useful life for machinery and equipment increases or decreases by 1 year, the annual depreciation expense will decrease or increase by $26 million.

For each $10 million increase or decrease in the fair value of capitalized software, the annual depreciation expense would increase or decrease by $2 million. If the useful life for capitalized software increases or decreases by 1 year, the annual depreciation expense will decrease or increase by $1 million.

The estimated amortization expense was calculated using weighted average useful lives of 7 years for technology, and 15 years for customer relationships.

For each $100 million increase or decrease in the fair value of technology, the annual amortization expense would increase or decrease by $14 million. If the useful life for technology increases or decreases by 1 year, the annual amortization expense will decrease or increase by $3 million.

For each $100 million increase or decrease in the fair value of customer relationships, the amortization expense would increase or decrease by $6 million. If the useful life for customer relationships increases or decreases by 1 year, the annual amortization expense will decrease or increase by $1 million.

C—Interest expense

The increase in interest expense is comprised of the following (in millions):

	Six Months Ended June 30, 2018	Fiscal Year Ended December 31, 2017
Removal of interest expense relating to repaid Federal-Mogul debt
Revolver (LIBOR plus 2%, due 2018)	$(5)	$(9)
Term Loan C (LIBOR plus 3.75%, due 2021)	(41)	(71)

Total removal of interest expense relating to repaid Federal-Mogul debt	(46)	(80)
Removal of interest expense relating to old Tenneco debt
Revolver (LIBOR plus 1.75%, due 2022)	(7)	(11)
Term Loan A (LIBOR plus 1.75%, due 2022)	(7)	(11)

Total removal of interest expense relating to old Tenneco debt	(14)	(22)
Addition of interest expense relating to new Tenneco debt
Term Loan A (LIBOR plus 1.75%, due 2023)	31	49
Term Loan B (LIBOR plus 2.75%, due 2025)	39	66

Total addition of interest expense relating to new Tenneco debt	70	115
Addition of amortization of capitalized financing fees relating to new debt
Revolver (LIBOR plus 1.75%, due 2023)	2	3
Term Loan A (LIBOR plus 1.75%, due 2023)	2	3
Term Loan B (LIBOR plus 2.75%, due 2025)	6	11

Total addition of amortization of capitalized financing fees relating to new debt	10	17
Removal of amortization of capitalized loan costs and OID relating to Federal-Mogul debt	(2)	(4)
Addition of amortization of the fair value measurement on assumed Federal-Mogul debt	(3)	(3)
Addition of interest expense relating to new Tenneco unused revolver	2	5

Total interest expense adjustment	$17	$28

The interest rates used for the new Tenneco debt for purposes of the pro forma condensed combined financial information reflect the debt commitment related to the debt financing for the transaction (See Note 1). The interest rates for the Term Loan A and Term Loan B are assumed to be 3.60% and 4.60%, respectively, for the six months ended June 30, 2018, and 2.89% and 3.89%, respectively, for the year ended December 31, 2017. A 1/8 percent increase or decrease in the interest rates assumed above would result in an aggregate increase or decrease to interest expense of $2 million and $4 million for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively.

D—Income taxes

Represents the income tax effect for unaudited pro forma condensed combined statements of income adjustments related to the transaction using statutory tax rates in each jurisdiction, less any applicable valuation allowances for the six months ended June 30, 2018 and the year ended December 31, 2017. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the transaction. Additionally, certain adjustments reflect transactions that will occur within legal entities located in jurisdictions which may be subject to valuation allowances and a tax benefit would not be expected to be realized on a more likely than not basis.

Represents the tax impact of the pro forma adjustments on the income statement of $18 million and $26 million at the estimated combined statutory rate of 24% for the six months ended June 30, 2018 and 35% for the year ended December 31, 2017, respectively. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-transaction activities and impact due to U.S. tax reform.

Note 8: Earnings per Share

The unaudited pro forma average number of basic weighted average shares outstanding is calculated as follows:

	Six Months Ended June 30, 2018	Fiscal Year Ended December 31, 2017
Tenneco weighted average shares outstanding	51,232,639	52,796,184
Tenneco shares issued as stock consideration	29,444,846	29,444,846

Total pro forma basic weighted average shares outstanding	80,677,485	82,241,030

The unaudited pro forma average number of diluted weighted average shares outstanding is calculated by adding the effect of dilutive securities to the unaudited pro forma average number of basic weighted average shares outstanding. The dilutive effects of these share-based awards were computed using the treasury stock method.

	Six Months Ended June 30, 2018	Fiscal Year Ended December 31, 2017
Pro forma basic weighted average shares outstanding	80,677,485	82,241,030
Dilutive impact of Tenneco awards outstanding	313,376	230,727

Adjusted diluted weighted average shares outstanding	80,990,861	82,471,757

Note 9: Reclassifications

Tenneco has completed a preliminary review of the financial statement presentation of Federal-Mogul for purposes of the unaudited pro forma condensed combined financial information. During this review, the following financial statement reclassifications were performed in order to align the presentation of Federal-Mogul’s financial information with that of Tenneco:

Federal-Mogul Presentation June 30, 2018		Presentation Reclassification		Tenneco Presentation June 30, 2018
Assets:					Assets:
Current assets:					Current assets:
Cash and cash equivalents	$ 298	$—		$298	Cash, cash equivalents and restricted cash
Accounts receivable, net	1,338	16	a	1,354	Receivables, net
Inventories, net	1,487	(29)	b	1,458	Inventories
Prepaid expenses and other current assets	231	13	a, b	244	Prepayments and other

Total current assets:	3,354	—		3,354	Total current assets:
Property, plant, and equipment, net	2,503	(31)	c	2,472	Property, plant, and equipment, net
Goodwill and other indefinite-lived intangible assets	906	(906)	d, e	—
Definite-lived intangible assets, net	263	(263)	f	—
		678	d	678	Goodwill
		491	e, f	491	Intangibles, net
Investments in nonconsolidated affiliates	312	—		312	Investments in non-consolidated affiliates
Other noncurrent assets	160	(64)	c, g	96	Other
		—		—	Long-term receivables, net
		95	g	95	Deferred income taxes

Total assets:	$7,498	$—		$7,498	Total assets:

Liabilities and member interest:					Liabilities and shareholders’ equity:
Current liabilities:					Current liabilities:
Short-term debt, including current portion of long-term debt	$129	$1	h	$130	Short-term debt (including current maturities of long-term debt)
Accounts payable	1,015	123	h, i	1,138	Accounts payable
Accrued liabilities	520	(155)	i, j	365	Accrued liabilities
		31	j	31	Accrued taxes
Current portion of pension and other postretirement benefits liability	37	(37)	k	—
Other current liabilities	244	9	k, l	253	Other
		28	l	28	Accrued interest

Total current liabilities:	1,945	—		1,945	Total current liabilities:
Long-term debt	2,964	—		2,964	Long-term debt
Pension and other postretirement benefits liability	996	—		996	Pension and postretirement benefits
Long-term deferred income taxes	111	—		111	Deferred income taxes
Other accrued liabilities	85	—		85	Deferred credits and other liabilities

Total liabilities:	6,101	—		6,101	Total liabilities:

		12	m	12	Redeemable noncontrolling interests

Member interest:					Shareholders’ equity:
Member interest	2,890	(2,890)	n	—
		2,890	n	2,890	Premium on common stock and other capital surplus
Accumulated deficit	(309)	—		(309)	Accumulated deficit
Accumulated other comprehensive income (loss)	(1,342)	—		(1,342)	Accumulated other comprehensive loss

Total Federal-Mogul member interest	1,239	—		1,239	Total shareholders’ equity

Noncontrolling interests	158	(12)	m	146	Noncontrolling interests

Total member interest	1,397	(12)		1,385	Total shareholders’ equity

Total liabilities and member interest	$7,498	$—		$7,498	Total liabilities, redeemable noncontrolling interests and equity

Presentation reclassification notes:

(a)

Reclassification of $30 million primarily of deferred purchase price on factored accounts receivable from “Prepaid expenses and other current assets” to “Receivables, net”, offset by reclassification of $14 million of certain bank notes from “Accounts receivable, net” to “Prepayments and other”.

(b)	Reclassification of $29 million of estimated inventory returns from “Inventories, net” to “Prepayments and other”.
(c)	Reclassification of $31 million of capitalized software from “Property, plant and equipment, net” to “Other”.
(d)	Reclassification of $678 million from “Goodwill and other indefinite-lived intangible assets” to “Goodwill”.
(e)	Reclassification of $228 million of indefinite-lived intangible assets from “Goodwill and other indefinite-lived intangible assets” to “Intangibles, net”.
(f)	Reclassification of $263 million from “Definite-lived intangible assets, net” to “Intangibles, net”.
(g)	Reclassification of $95 from “Other noncurrent assets” to “Deferred income taxes”.
(h)	Reclassification of $1 million of Chinese bank notes issued by Federal-Mogul to vendors from “Accounts payable” to “Short-term debt (including current maturities of long-term debt)”.
(i)	Reclassification of $124 million of accrued payroll and freight from “Accrued liabilities” to “Accounts payable”.
(j)	Reclassification of $31 million from “Accrued liabilities” to “Accrued taxes”.
(k)	Reclassification of $37 million from “Current portion of pension and other postretirement benefits liability” to “Other”.
(l)	Reclassification of $28 million from “Other current liabilities” to “Accrued interest”.
(m)	Reclassification of $12 million from “Noncontrolling interests” to “Redeemable noncontrolling interests”.
(n)	Reclassification from “Member interest” to “Premium on common stock and other capital surplus”.

Federal-Mogul Presentation June 30, 2018		Presentation Reclassification		Tenneco Presentation June 30, 2018
Net sales	$4,186	$—		$4,186	Net sales and operating revenues
Costs and expenses:					Costs and expenses:
Cost of products sold	3,580	(154)	a, b	3,426	Cost of sales (exclusive of depreciation and amortization shown below)
Amortization expense	25	(25)	c	—
		196	a, c	196	Depreciation and amortization of other intangibles
Selling, general and administrative expenses	414	(106)	a, d, e	308	Selling, general, and administrative
		100	d	100	Engineering, research, and development
Other expense, net	21	(21)	b, e, f	—
Other income (expense):					Other income (expense):
Equity earnings of nonconsolidated affiliates	42	—		42	Equity earnings of nonconsolidated affiliates
Non service pension and other postretirement benefits expense	(12)	12	g	—
		(10)	f	(10)	Loss on sale of receivables
		(11)	g, h	(11)	Other expense

	176	1		177	Earnings before interest expense, income taxes and noncontrolling interests
Interest expense, net	91	1	h	92	Interest expense

Income from continuing operations	85	—		85	Earnings before income taxes and noncontrolling interests
Income tax expense	28	—		28	Income tax expense

Net income	57	—		57	Net income
Net income attributable to noncontrolling interests	6	—		6	Less: net income attributable to noncontrolling interests

Net income attributable to Federal-Mogul	$51	$—		$51	Net income attributable to Tenneco Inc.

Presentation reclassification notes:

(a)

Reclassification of depreciation from “Cost of products sold” and “Selling, general and administrative expenses” of $152 million and $19 million, respectively, to “Depreciation and amortization of other intangibles”.

(b)

Reclassification of $2 million of gains and losses related to tooling, currency, and disposal of property, plant, and equipment from “Other expense, net” to “Cost of sales (exclusive of depreciation and amortization shown below)”.

(c)	Reclassification from “Amortization expense” to “Depreciation and amortization of other intangibles”.
(d)	Reclassification of $100 million from “Selling, general and administrative expenses” to “Engineering, research, and development”.
(e)	Reclassification of $13 million of transaction costs from “Other expense, net” to “Selling, general, and administrative”.
(f)	Reclassification of $10 million from “Other expense, net” to “Loss on sale of receivables”.
(g)	Reclassification of $12 million from “Non service pension and other postretirement benefits expense” to “Other expense”.
(h)	Reclassification of $1 million of interest income from “Interest expense, net” to “Other expense”.

Federal-Mogul Presentation December 31, 2017		Presentation Reclassification		Tenneco Presentation December 31, 2017
Net sales	$7,879	$—		$7,879	Net sales and operating revenues
Costs and expenses:					Costs and expenses:
Cost of products sold	6,688	(262)	a, b, c	6,426	Cost of sales (exclusive of depreciation and amortization shown below)
Amortization expense	58	(58)	d	—
		398	a, d	398	Depreciation and amortization of other intangibles
Selling, general and administrative expenses	804	(223)	a, e	581	Selling, general, and administrative
		192	e, f	192	Engineering, research, and development
Goodwill and intangible impairment expense, net	11	(11)	f, g	—
		3	g	3	Goodwill impairment charge
Restructuring charges and asset impairments, net	37	(37)	b	—
Other income, net	(9)	9	c, h, i	—
Other income (expense):					Other income (expense):
Loss on debt extinguishment	(4)	4	i	—
Equity earnings of nonconsolidated affiliates, net of tax	68	—		68	Equity earnings of nonconsolidated affiliates
Non service pension and other postretirement benefits expense	(35)	35	j	—
		(15)	h	(15)	Loss on sale of receivables
		(6)	i, j, k	(6)	Other expense

	319	7		326	Earnings before interest expense, income taxes and noncontrolling interests
Interest expense, net	148	7	k	155	Interest expense

Income from continuing operations	171	—		171	Earnings before income taxes and noncontrolling interests
Income tax benefit	(190)	—		(190)	Income tax expense (benefit)

Net income	361	—		361	Net income
Net income attributable to noncontrolling interests	11	—		11	Less: net income attributable to noncontrolling interests

Net income attributable to Federal-Mogul	$350	$—		$350	Net income attributable to Tenneco Inc.

Presentation reclassification notes:

(a)

Reclassification of depreciation from “Cost of products sold” and “Selling, general and administrative expenses” of $301 million and $39 million, respectively, to “Depreciation and amortization of other intangibles”.

(b)	Reclassification of $37 million from “Restructuring and asset impairment charges” to “Cost of sales”.
(c)

Reclassification of $2 million of gains and losses related to tooling, currency, and disposal of property, plant, and equipment from “Other income, net” to “Cost of sales (exclusive of depreciation and amortization shown below)”.

(d)	Reclassification from “Amortization expense” to “Depreciation and amortization of other intangibles”.
(e)	Reclassification of $184 million from “Selling, general and administrative expenses” to “Engineering, research, and development”.
(f)	Reclassification of $8 million of in-process research and development from “Goodwill and intangible impairment, net”, to “Engineering, research, and development”.

(g)	Reclassification of goodwill impairment from “Goodwill and intangible impairment expense, net”, to “Goodwill impairment charge”.

(h)	Reclassification of $15 million from “Other income, net” to “Loss on sale of receivables”.

(i)	Reclassification of $26 million of income from “Other income, net” and $4 million of “Loss on debt extinguishment” to “Other expense”.

(j)	Reclassification of $35 million from “Non service pension and other postretirement benefits expense” to “Other expense”.

(k)	Reclassification of $7 million of interest income from “Interest expense, net” to “Other expense”.